Exhibit 4.115

Loan Agreement

Contract No. :2014JIYINDAIZIDI14100400

Borrower : Hebei Xuhua Trading Co.,Ltd.

Lender : CITIC Shijiazhuang Branch

Signing Date : August 15, 2014

Loan Amount : RMB120,000,000

Length of maturity : From August 15, 2014 to August 15, 2015

Use of Loan : Vehicle Purchase

Loan Interest : 6.90%

Debt Note:   Debt note is one of the part of the contract, not specified in the contract or records do not match the loan amount, date of draft, repayment date stated on the debt note, the loan documents shall prevail.

There are three Debt Note of the contract:

1.	Date of Draft : August 15, 2014

Draft Amount: RMB120,000,000

Date of Draft : August 15, 2014

Withdrawal Amount : RMB120,000,000

Payment Method : The interest should be repaid by monthly. The principal shall be fully repaid at the maturity date of the loan.

Repayment Date : August 15, 2015

Loan Guarantee: Guaranty of Pledge, Guaranty of Guarantee

- Ganglian Financial Leasing Co.,Ltd. entered into The Maximum Pledge Contract with the lender, with the contract no.2014JIYINZUIQUANZHIZIDI14140226.

- Mr. Li Yong Hui entered into The Maximum Guarantee Contract with the lender, with the contract no. 2014JIYINZUIQUANBAOZIDI14120746.